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                                                                 Exhibit 99.(k)3

                                   ----------

                            AUCTION AGENCY AGREEMENT

                            dated as of May __, 2004

                                   Relating to

                         Auction Market Preferred Shares

                                    Series M

                                    Series T

                                    Series W

                                    Series TH

                                    Series F


                                       of

            WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION PROTECTED
                                SECURITIES FUND 2

                                   ----------

                              THE BANK OF NEW YORK,

                                as Auction Agent

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                            AUCTION AGENCY AGREEMENT

      This Auction Agency Agreement (this "Agreement"), dated as of May __, 2004, is between WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION PROTECTED SECURITIES FUND 2, a Massachusetts business trust (the "Fund") and THE BANK OF NEW YORK, a New York banking corporation.

      The Fund proposes to issue an aggregate of 16,400 preferred shares, no par value per share, liquidation preference $25,000 per share, designated as Auction Market Preferred Shares Series M, Series T, Series W, Series TH, and Series F (collectively, the "AMPS"), pursuant to the Fund's Bylaws (as defined below).

      The Fund desires that The Bank of New York perform certain duties as agent in connection with each Auction (as defined below) of AMPS (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the AMPS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Fund hereby appoints The Bank of New York as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

I.    DEFINITIONS AND RULES OF CONSTRUCTION.

      1.1   TERMS DEFINED BY REFERENCE TO THE BYLAWS.

      Capitalized terms used herein or in the Exhibits hereto but not defined herein shall have the respective meanings specified in the Bylaws.

      1.2   CERTAIN DEFINED TERMS.

      As used herein, in the Exhibit hereto and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

            (a) "Agent Member" shall mean a member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

            (b) "Auction" shall have the meaning specified in Section 2.1 hereof.

            (c) "Auction Procedures" shall mean the procedures as from time to time in effect for conducting Auctions that are set forth in Part II of Section
12.1 of the Bylaws.

            (d) "Authorized Officer" shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to its Dealing & Trading Group of the Corporate Trust Department and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication from the Auction Agent to the Fund.

            (e) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as EXHIBIT A.

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            (f)   "Bylaws" shall mean the Amended and Restated Bylaws of the
Fund in effect at the time the registration statement relating to the AMPS is declared effective by the Securities and Exchange Commission, specifying, inter alia, the voting powers, preferences and other rights and limitations of the AMPS.

            (g) "Fund Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Vice President, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice from the Fund to the Auction Agent.

            (h) "Holder" shall be a Person identified as a holder of record of one or more AMPS, listed as such in the share register, as described in Section
4.6 below.

            (i) "Settlement Procedures" shall mean the Settlement Procedures attached as Exhibit D to the Broker-Dealer Agreement.

      1.3   RULES OF CONSTRUCTION.

      Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

            (a) Words importing the singular number shall include the plural number and vice versa.

            (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (c) The words "hereof," "herein," "hereto" and other words of similar import refer to this Agreement as a whole.

            (d) All references herein to a particular time of day shall be to New York City time.

II.   THE AUCTION.

      2.1 PURPOSE; INCORPORATION BY REFERENCE OF AUCTION PROCEDURES AND SETTLEMENT PROCEDURES.

            (a) The Bylaws provides that the Applicable Rate on shares of a series of AMPS for each Rate Period after the Initial Rate Period shall be the rate per annum determined by the Auction Agent in accordance with the Auction Procedures. The Board of Trustees of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the AMPS for the next Rate Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

            (b) All of the provisions contained in the Auction Procedures and in the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

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      2.2   PREPARATION FOR EACH AUCTION; MAINTENANCE OF REGISTRY OF EXISTING
HOLDERS.

            (a) Not later than seven days prior to the first Auction Date for the first series of AMPS subject to an Auction, the Fund shall provide the Auction Agent with a list of the Broker-Dealers and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker Dealer on such list and resulted in such Existing Holder continuing to hold or purchase AMPS. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

            (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in paragraph (g) of Section 1 of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent reasonably deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 a.m. on the new Auction Date or 9:15 a.m. on the old Auction Date.

            (c)   The provisions contained in paragraph 3 of Part I of Section
12.1 of the Bylaws concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

            (d)   (i)   On each Auction Date, the Auction Agent shall determine
the Maximum Rate and the Reference Rate. Not later than 9:30 a.m. on each Auction Date, the Auction Agent shall notify the Fund and the Broker-Dealers of the Maximum Rate and the Reference Rate.

                  (ii) If the Reference Rate is the LIBOR Rate and such rate is to be determined by reference to Telerate Page 3750 or by rate quotations provided by LIBOR Dealers, as the case may be, and Telerate Page 3750 is unavailable or the LIBOR Dealer(s) fail to provide rate quotations, as the case may be (as described in the Bylaws), then the Auction Agent immediately shall notify the Fund so that the Fund can determine whether to select a Substitute LIBOR Dealer or Substitute LIBOR Dealers to provide such rate quotation or quotations not being supplied by any LIBOR Dealer or LIBOR Dealers. The Fund promptly shall advise the Auction Agent of any such selection. If the Fund does not select any such Substitute LIBOR Dealer or Substitute LIBOR Dealers, then the rates shall be supplied by the remaining LIBOR Dealer or LIBOR Dealers, if any, or, if there are no such LIBOR Dealers, then the LIBOR Rate shall be the LIBOR Rate as determined on the previous Auction Date.

                  (iii) If the Reference Rate is the Treasury Index Rate, then such rate shall be determined based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently H.15(519)), provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, then the foregoing computations shall be based upon the average of comparable data as quoted to the Fund by at least three U.S. Government Securities Dealers (as described in the Bylaws).

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            (e)   (i)   The Auction Agent shall maintain a registry of the
Existing Holders of the AMPS for purposes of each individual Auction. The Auction Agent shall keep such registry current and accurate and shall indicate thereon, or on a separate list, the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing AMPS. The Fund shall use commercially reasonable efforts to provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of the AMPS of each series a list of the initial Existing Holders of the shares of each such series of AMPS, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any AMPS to another Person.

                  (ii) In the event of any partial redemption of AMPS, upon notice by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of AMPS of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of AMPS shown in the Auction Agent's registry of Existing Holders.

                  (iii) The Auction Agent shall register a transfer of the ownership of AMPS from an Existing Holder of such AMPS only if such transfer is to another Existing Holder, or to another Person if permitted by the Fund, and only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing, in a notice substantially in the form of Exhibit B to the Broker-Dealer Agreement, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day preceding such Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any AMPS if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any AMPS and the seller failed to deliver such shares or (ii) sold any AMPS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

            (f) The Auction Agent may request that the Broker-Dealers, as set forth in Section 3.2(b) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of AMPS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Fund, provided that the Auction Agent reserves the right to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, or (b) it is advised by its counsel that its failure to do so would be unlawful.

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      2.3   AUCTION SCHEDULE.

      Subject to Section 12.1 of the Bylaws, the Auction Agent shall normally conduct Auctions weekly (usually Monday for Series M, Tuesday for Series T, Wednesday for Series W, Thursday for Series TH and Friday for Series F) in accordance with the schedule set forth below. Such schedule may be changed at any time by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be received one Business Day prior to the first Auction Date on which any such change shall be effective.

TIME                          EVENT
----                          -----
By 9:30 a.m.                  Auction Agent shall advise the Fund and the
                              Broker-Dealers of the Reference Rate and the
                              Maximum Rate as set forth in Section 2.2(d)(i)
                              hereof.

9:30 a.m. - 1:30 p.m.         Auction Agent shall assemble information
                              communicated to it by Broker-Dealers as provided
                              in paragraph 3(a) of Part II of Section 12.1 of
                              the Bylaws. Submission deadline is 1:30 p.m.

Not earlier than 1:30 p.m.    Auction Agent shall make determinations pursuant
                              to paragraph 3(a) of Part II of Section 12.1 of
                              the Bylaws.

By approximately 3:30 p.m.    Auction Agent shall advise the Fund of the results
                              of the Auction as provided in paragraph 3(b) of
                              Part II of Section 12.1 of the Bylaws.

                              Submitted Bids and Submitted Sell Orders will be accepted and rejected in whole or in part and AMPS will be allocated as provided in paragraph 4 of
                              Part II of Section 12.1 of the Bylaws.

                              Auction Agent shall give notice of the Auction results as set forth in Section 2.4 hereof.

      2.4   NOTICE OF AUCTION RESULTS.

      On each Auction Date, the Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Rate Period for the related AMPS by telephone or other electronic means acceptable to the Auction Agent and the Broker-Dealers.

      2.5   BROKER-DEALERS.

            (a) Not later than 12:00 noon on each Dividend Payment Date, the Auction Agent after each Auction will pay a service charge from funds provided by the Fund to each Broker-Dealer on the basis of the purchase price of AMPS placed by such Broker-Dealer at such Auction. The service charge shall be (i) in the case of any Auction Date immediately preceding a Dividend Period of less than one year, the product of (A) a fraction the numerator of which is the number of days in such Dividend

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Period and the denominator of which is 360, times (B) 1/4 of 1%, times (C)
$25,000, times (D) the sum of (I) the aggregate number of AMPS placed by the Broker-Dealer in the applicable Auction that were (x) the subject of a Submitted Bid of a Beneficial Owner submitted by the Broker-Dealer and continued to be held as a result of such submission and (y) the subject of a Submitted Bid of a Potential Beneficial Owner submitted by the Broker-Dealer and were purchased as a result of such submission plus (II) the aggregate number of AMPS subject to valid Hold Orders (determined in accordance with paragraph 1 of Part II of Section 12.1 of the Bylaws) submitted to the Auction Agent by the Broker-Dealer plus (III) the number of AMPS deemed to be subject to Hold Orders by Beneficial Owners pursuant to paragraph 1 of Part II of Section 12.1 of the Bylaws that were acquired by the Broker-Dealer for its own account or were acquired by such Beneficial Owners through the Broker-Dealer; and (ii) in the case of any Auction Date immediately preceding a Special Rate Period of one year or longer, that amount as mutually agreed upon by the Fund and any such Broker-Dealer or Broker-Dealers, based on the selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, respectively, at the commencement of the Special Rate Period with respect to such Auction.

      For purposes of subclause (a)(D)(II) of the foregoing sentence, if any Beneficial Owner who acquired AMPS through a Broker-Dealer transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be the Broker-Dealer, PROVIDED, HOWEVER, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than that Broker-Dealer, then such other Broker-Dealer shall be the Broker-Dealer for such shares.

            (b) The Fund shall not designate any Person to act as a Broker-Dealer, or permit an Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably. Notwithstanding the foregoing, the Fund may designate an Affiliate or Merrill Lynch, Pierce, Fenner & Smith to act as a Broker-Dealer without such approval.

            (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Fund provided that at least one Broker-Dealer Agreement would be in effect for each series of AMPS after such termination.

            (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request to the Auction Agent in writing.

            (e)   The Auction Agent shall maintain a list of Broker-Dealers.

      2.6   OWNERSHIP OF AMPS AND SUBMISSION OF BIDS BY THE FUND AND ITS
AFFILIATES.

      Neither the Fund nor any Affiliate of the Fund may submit an Order in any Auction, except that an Affiliate of the Fund that is a Broker-Dealer may submit an Order, but only if such Orders are not for its own account. The Fund shall notify the Auction Agent if the Fund or, to the best of the Fund's knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any AMPS. The restrictions in this Section 2.6 shall in no way limit the activities of the Auction Agent. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

      2.7   ACCESS TO AND MAINTENANCE OF AUCTION RECORDS.

      The Auction Agent shall afford to the Fund and its agents, independent public accountants and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of all books, records, documents and other information concerning the

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conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of at least six years after such Auction, and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder.

      2.8   AUCTION PROCEDURES.

      The provisions contained in Part II of Section 12.1 of the Bylaws concerning Auction Procedures will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

III.  THE AUCTION AGENT AS PAYING AGENT.

      The Bank of New York, as the Paying Agent, shall pay to the Holders of AMPS (i) on each Dividend Payment Date, dividends on the AMPS, (ii) on any date fixed for redemption of AMPS, the Redemption Price of any shares called for redemption and (iii) any Late Charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Fund with which to pay such dividends, Redemption Price or Late Charge. The amount of dividends for any Rate Period for the AMPS to be paid by the Paying Agent to the Holders of such shares will be determined by the Trust as set forth in paragraph 2 of Part I of Section 12.1 of the Bylaws. The Redemption Price of any shares to be paid by the Paying Agent to the Holders will be determined by the Trust as set forth in paragraph 8 of Part I of Section 12.1 of the Bylaws. Whenever any AMPS are to be redeemed, the Fund shall mail a Notice of Redemption by first-class mail, postage prepaid, to each Holder of Preferred Shares being redeemed and provide notice to the Paying Agent pursuant to the Bylaws.

IV.   THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

      4.1   ORIGINAL ISSUE OF SHARE CERTIFICATES.

      On the Date of Original Issue for any AMPS, one certificate for each series of AMPS shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

      4.2   REGISTRATION OF TRANSFER OR EXCHANGE OF SHARES.

      Shares of each series of AMPS shall be registered solely in the name of the Securities Depository or its nominee. If there is no Securities Depository, at the Fund's option and upon its receipt of such documents as it deems appropriate, any AMPS may be registered in the Stock Register in the name of the Beneficial Owner thereof, and such Beneficial Owner thereupon will be entitled to receive certificates therefor and required to deliver certificates thereof upon transfer or exchange thereof. If the certificate or certificates for AMPS are not held by the Securities Depository or its nominee, payment will be made in same-day funds to the Auction Agent against delivery of such certificates.

      4.3   REMOVAL OF LEGEND.

      Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing AMPS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion

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to be delivered under cover of a letter from a Fund Officer authorizing the
Paying Agent to remove the legend on the basis of said opinion.

      4.4   LOST, STOLEN OR DESTROYED SHARE CERTIFICATES.

      The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and by the Paying Agent, subject at all times to provisions of law, the Bylaws governing such matters and resolutions adopted by the Fund with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the Bylaws and resolutions of the Fund.

      4.5   DISPOSITION OF CANCELED CERTIFICATES; RECORD RETENTION.

      The Paying Agent shall retain share certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission") for at least six calendar years from the date of such cancellation. The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of such certificates and accompanying documentation. Upon the expiration of this six-year period, the Paying Agent upon request shall deliver to the Fund the canceled certificates and accompanying documentation. The Paying Agent also shall undertake to furnish to the Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records.

      4.6   SHARE REGISTER.

      The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the share register or other records to any person in case it is advised by its counsel that its failure to do so would be unlawful.

      4.7   RETURN OF FUNDS.

      Any funds deposited with the Paying Agent by the Fund for any reason under this Agreement, including for the payment of dividends or the redemption of AMPS, that remain with the Paying Agent after ninety days shall be repaid to the Fund upon written request by the Fund. Such funds, while deposited with the Auction Agent, will be held in trust for the payment of the applicable dividend, redemption price or, as may be applicable under the Bylaws, other charges.

V.    REPRESENTATIONS AND WARRANTIES.

      5.1   REPRESENTATIONS AND WARRANTIES OF THE FUND.

      The Fund represents and warrants to the Auction Agent that:

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                  (i)   the Fund has been duly organized and is validly existing
as a business trust under the laws of The Commonwealth of Massachusetts and has full power to execute and deliver this Agreement and to authorize, create and issue the AMPS;

                  (ii) the Fund is registered with the Commission under the 1940 Act as a closed-end, diversified, management investment company;

                  (iii) this Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and except as rights to indemnify or contribute thereunder may be limited by federal or state laws;

                  (iv) the form of the certificates evidencing the AMPS complies with all applicable laws of The Commonwealth of Massachusetts;

                  (v) the AMPS have been duly and validly authorized by the Fund and, upon completion of the initial sale of the AMPS and receipt of payment therefor, will be validly issued by the Fund, fully paid and nonassessable (except as described in the Fund's registration statement);

                  (vi) at the time of the offering of the AMPS, the shares offered will be registered under the Securities Act and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the AMPS, except such action as is required by applicable state securities laws or required as a result of the Auction Agent's activities hereunder; and

                  (vii) the execution and delivery of this Agreement and the issuance and delivery of the AMPS do not and will not conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of Trust, any order or decree of any court or public authority having jurisdiction over the Fund or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Fund.

      5.2   REPRESENTATIONS AND WARRANTIES OF THE AUCTION AGENT.

      The Auction Agent represents and warrants to the Fund that:

                  (i) The Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

                  (ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

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VI.   THE AUCTION AGENT.

      6.1   DUTIES AND RESPONSIBILITIES.

            (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any Person except as otherwise provided by this Agreement.

            (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement or incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

            (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it, or for any error of judgment made by it in the performance of its duties under this Agreement.

            (d) The rights, privileges, protections, immunities and benefits given to the Auction Agent shall be enforceable by the Auction Agent in each of its capacities hereunder.

      6.2   RIGHTS OF THE AUCTION AGENT.

            (a) The Auction Agent may conclusively rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized by this Agreement and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine and appropriately authorized, provided that the Auction Agent has reasonable procedures in place for determining whether a document or action is genuine and/or authorized. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent reasonably believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both, but agrees not to destroy any such recordings except in accordance with its usual and customary practices and further to provide the Fund with a copy of any such recording upon request.

            (b) The Auction Agent may consult with outside independent counsel of its choice, and the written advice of such counsel, if addressed to both the Auction Agent and the Fund, shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

            (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

            (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

      6.3   COMPENSATION, EXPENSES AND INDEMNIFICATION.

            (a) The Fund shall pay to the Auction Agent from time to time compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Fund and the Auction AGENT, subject to adjustments if the AMPS no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

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            (b)   The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to the Auction Agent's negligence or bad faith, upon submission to the Fund of reasonable documentation thereof.

            (c) The Fund shall indemnify the Auction Agent for and hold it harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Auction Agent, arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any such claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder.

      6.4   AUCTION AGENT'S DISCLAIMER.

            (a) The Auction Agent makes no representation as to the validity or adequacy of the Agreement, the Broker-Dealer Agreements or the AMPS of any series except that the Auction Agent hereby represents that the Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent.

VII. MISCELLANEOUS.

      7.1   TERM OF AGREEMENT.

            (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement at any time by so notifying the Auction Agent, provided that, if any AMPS remain outstanding, the Fund shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent terminates this Agreement while any AMPS remain outstanding, the Fund shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

            (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's representations, warranties, covenants and obligations to the Auction Agent under Section 6.3 hereof shall survive the termination hereof. The Auction Agent's representations, warranties, covenants and obligations under Section 6.1 shall survive the termination hereof. Upon termination of the Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Fund's request, promptly deliver to the Fund copies of all books and records maintained by it with respect to AMPS in connection with its duties hereunder, and (iii) at the Fund's request, promptly transfer to the Fund or to any successor Auction Agent any funds then held by the Auction Agent (whether in its capacity as Auction Agent or Paying Agent) for the benefit of the Holders of AMPS or the Fund.

      7.2   FORCE MAJEURE.

      Neither party to this Agreement shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by an act of God, natural disaster, act of war, civil or military disturbance, act of terrorism, sabotage, riots or a loss or malfunction of utilities or communications services; it being understood that the parties shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

      7.3   COMMUNICATIONS.

      Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:


If to the Fund,
addressed to:                   Western Asset/Claymore U.S. Treasury Inflation
                                Protected Securities Fund 2
                                385 East Colorado Boulevard
                                Pasadena, CA 91101
                                Attn: Gregory B. McShea
                                Facsimile No.: 626-844-8265
                                Telephone No.: 626-844-9985

If to the Auction Agent,
addressed to:                   The Bank of New York
                                101 Barclay Street
                                New York, NY 10286
                                Attn: Dealing & Trading - Auction Desk
                                Facsimile No.: 212-815-3450
                                Telephone No.: 212-815-3440

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

      7.4   ENTIRE AGREEMENT.

      This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

      7.5   BENEFITS.

      Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

      7.6   AMENDMENT; WAIVER.

            (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

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            (b)   Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

      7.7   SUCCESSORS AND ASSIGNS.

      The Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Fund and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be unreasonably withheld.

      7.8   SEVERABILITY.

      If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

      7.9   DISCLOSURE OF INFORMATION; REGULATORY COMPLIANCE.

      The Auction Agent agrees that it will not disclose or use any "non-public personal information" about the Fund's shareholders other than such uses or disclosures as are permitted by Regulation S-P under Section 504 of the Gramm-Leach-Bliley Act ("Regulation S-P"). "Nonpublic personal information" about a shareholder shall mean: (i) personally identifiable financial information; (ii) any list, description, or other grouping of consumers that is derived from using any personally identifiable information that is not publicly available; and (iii) any other information that a customer or the transfer agent is prohibited from using or disclosing pursuant to Regulation S-P. The Auction Agent also agrees to comply with all federal and state anti-money laundering laws applicable to such party, including, to the extent applicable, the USA PATRIOT Act of 2001 and any implementing rules, regulations and authoritative guidelines of any applicable regulatory agency thereunder.

      7.10  RECORDKEEPING REQUIREMENTS.

      With respect to the maintenance of records by the Auction Agent and the Fund pursuant to this Agreement, to the extent that there is any conflict between the requirements of 1940 Act Rule 31a-2 (the "Recordkeeping Requirements") and the provisions of this Agreement, the Recordkeeping Requirements shall govern.

      7.11  EXECUTION IN COUNTERPARTS.

      This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      7.12  GOVERNING LAW.

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in said state.

      7.13  LIMITATION OF LIABILITY.

      The Fund's Amended and Restated Certificate of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's

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officers as officers and not individually, and the obligations imposed upon the
Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

                            [Signature pages follow]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.


                                    WESTERN ASSET/CLAYMORE U.S. TREASURY
                                    INFLATION PROTECTED SECURITIES FUND 2

                                    By:
                                          --------------------------------------
                                    Name:
                                    Title:


                                    THE BANK OF NEW YORK, as Auction Agent

                                    By:
                                          --------------------------------------
                                    Name:
                                    Title:

                                    EXHIBIT A

                         FORM OF BROKER-DEALER AGREEMENT

                                       A-1